As filed with the Securities and Exchange Commission on November 6, 2008

Registration No. 333-138127

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549
__________________

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________

AMCOMP INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	65-0636842 (I.R.S. Employer Identification No.)

701 U.S. Highway One
North Palm Beach, Florida 33408
(Address of Principal Executive Offices) (Zip Code)
______________

1996 Stock Option Plan
2005 Stock Option Plan
Directors’ Stock Option Plan
Options Granted to Certain Officers
(Full title of the plan)
______________

Lenard T. Ormsby, Esq.
Secretary
AmCOMP Incorporated
701 U.S. Highway One
North Palm Beach, Florida 33408
(Name and Address of Agent for Service)
______________

(561) 840-7171
(Telephone number, including area code, of agent for service)
______________

Copy to:

David C. Ingles, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, New York 10036
(212) 735-3000
______________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

On October 20, 2006, AmCOMP Incorporated, a Delaware corporation (the “Company”), filed a registration statement on Form S-8 (Registration No. 333-138127) (the “Registration Statement”), with the U.S. Securities and Exchange Commission with respect to a total of 1,682,410 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable under the Company’s 1996 Stock Option Plan, 2005 Stock Option Plan, Directors’ Stock Option Plan and options granted to certain officers, which are referred to collectively as the “Plans.”

On October 31, 2008, pursuant to an Agreement and Plan of Merger, dated as of January 10, 2008, as amended on April 28, 2008, as further amended on August 29, 2008, by and among the Company, Employers Holdings, Inc., a Nevada corporation (“Employers”), and Sapphire Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Employers Holdings, Inc. (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Employers.  As a result of the Merger, all of the Common Stock is owned by Employers.

Pursuant to the undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to terminate the effectiveness of such Registration Statement and to deregister all of the shares of Common Stock that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada, on November 6, 2008.

AmCOMP INCORPORATED

By:	/s/ Douglas D. Dirks
	Name:	Douglas D. Dirks
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Douglas D. Dirks	Chief Executive Officer, Director	November 6, 2008
Douglas D. Dirks	(Principal Executive Officer)
/s/ William E. Yocke	Treasurer, Director	November 6, 2008
William E. Yocke	(Principal Financial and Accounting Officer)
/s/ Martin J. Welch	President, Director	November 6, 2008
Martin J. Welch
/s/ Lenard T. Ormsby	Secretary, Director	November 6, 2008
Lenard T. Ormsby